Exhibit 8.2

11th Floor, HSBC Building Shanghai IFC 8 Century Avenue, Pudong New District Shanghai 200120, P.R. China
Telephone: +8621 3857 6300 www.kirkland.com	Facsimile: +8621 3857 6301

August 27, 2012

China Mobile Games and Entertainment Group Limited

Block A, 15/F Huajian Building

233 Tianfu Road, Tianhe District,

Guangzhou, People’s Republic of China

Re:                               American Depositary Shares of China Mobile Games and Entertainment Group Limited (the “Company”)

Ladies and Gentlemen:

You have requested our opinion concerning the statements in the Registration Statement (as defined below) under the caption “Taxation—United States Federal Income Taxation” in connection with the listing of certain American Depositary Shares (“ADSs”), each of which represents fourteen (14) Class A ordinary shares, par value  $0.001 per share, of the Company, pursuant to the registration statement on Form F-1 under the Securities Act of 1933, as amended (the “Act”), originally publicly filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 20, 2012, including all amendments and supplements thereto (the “Registration Statement”).

This opinion is being furnished to you as Exhibit 8.2 to the Registration Statement.

In connection with rendering the opinion set forth below, we have examined and relied on originals or copies of the following:

(a)           the Registration Statement; and

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(b)           such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

Our opinion is conditioned on the initial and continuing accuracy of the facts, information and analyses set forth in such documents, certificates and records (as identified in clauses (a) and (b) of the immediately preceding paragraph). All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Registration Statement.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, electronic, or photostatic copies, and the authenticity of the originals of such latter documents. We have relied on a representation of the Company that such documents, certificates, and records are duly authorized, valid and enforceable.

In addition, we have relied on factual statements and representations of the officers and other representatives of the Company and others, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

Our opinion is based on the United States Internal Revenue Code of 1986, as amended, United States Treasury regulations, judicial decisions, published positions of the United States Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that the opinion expressed herein will be accepted by the United States Internal Revenue Service or, if challenged, by a court.

Based upon and subject to the foregoing, we are of the opinion that, under current United States federal income tax law, although the discussion set forth in the Registration Statement under the heading “Taxation—United States Federal Income Taxation” does not purport to summarize all possible United States federal income tax considerations of the ownership and disposition of ADSs and the ordinary shares to United States Holders (as defined therein), such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the ownership and disposition of the ADSs or ordinary shares that are anticipated to be material to United States Holders who hold the ADSs pursuant to the Registration Statement, subject to the qualifications set forth in such discussion, and, to the extent that it sets forth any specific legal conclusion under United States federal income tax law, except as otherwise provided therein, it represents our opinion.

Except as set forth above, we express no other opinion. This opinion is furnished to you in connection with the listing of the ADSs. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the use of our name under the captions “Taxation” and “Legal Matters” in the prospectus included in the Registration Statement and to the discussion of this opinion in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Kirkland & Ellis International LLP

Kirkland & Ellis International LLP